Dean Garfinkel

November 23, 2010

Barry M. Brookstein
Compliance Systems Corporation
50 Glen Street
Suite 308
Glen Cove,   NY 11542

Via: Hand Delivery and email

I hereby terminate my employment and resign from the Board of Directors and all other positions that I hold in Compliance Systems Corporation and each of its subsidiaries effective upon the filing of the 8K today, November 23, 2010.

Regards,

/s/ Dean Garfinkel

Dean Garfinkel